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                     November 23, 2021

       James Standen
       Chief Financial Officer
       Compass Minerals International, Inc.
       9900 West 109th Street, Suite 100
       Overland Park, Kansas 66210

                                                        Re: Compass Minerals
International, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed February 26,
2021
                                                            File No. 001-31921

       Dear Mr. Standen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation